Exhibit 99.1

CONTACT:
Geoffrey Mogilner Midway Games Inc. (773) 961-2222 gmogilner@midway.com	Joseph N. Jaffoni, Carol Young Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com
MIDWAY REPORTS 2005 Q3 RESULTS
Chicago, Illinois, November 7, 2005 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended September 30, 2005. The Company also updated its guidance for the quarter and year ending December 31, 2005.
THIRD QUARTER RESULTS
Net revenue for the 2005 third quarter was $29.5 million, a 74% increase over 2004 third quarter net revenue of $17.0 million and in line with the guidance the Company provided in August 2005. The 2005 third quarter loss applicable to common stock was $29.1 million, in line with the revised expectations announced on November 1, 2005, or a loss of $0.33 per share, compared with a 2004 third quarter loss applicable to common stock of $16.1 million or a loss of $0.20 per share. The greater-than-anticipated net loss is due to several factors including accelerated amortization and writedowns of capitalized product development costs primarily associated with both third quarter and fourth quarter 2005 releases.
Other recent operating and financial highlights include:
•	In September 2005 Midway completed the private placement of $75.0 million of 6% Convertible Senior Notes due 2025. Midway anticipates using the net proceeds of approximately $72.5 million for general corporate purposes;
•	Midway launched Mortal Kombat: Shaolin Monks for PlayStation 2 and Xbox in North America and Europe to critical acclaim, with review scores averaging above 80% for the title on Gamerankings.com. Mortal Kombat: Shaolin Monks was a top-10 selling title in the US on both PlayStation 2 and Xbox for the month of September according to NPD Funworld, and spent three weeks as a top-10 selling title in the United Kingdom, according to Chart Track;
•	Also, Midway launched The Suffering: Ties that Bind for PlayStation 2, Xbox, and PC in North America, and Midway Arcade Treasures 3 for PlayStation 2 and Xbox in North America;
•	Mortal Kombat: Deception, released in October 2004, recently attained Greatest Hits status on the PlayStation 2 and Platinum Hits status on the Xbox;
•	Extending its publishing portfolio and furthering its presence in the PC market, Midway acquired the US and Canadian publishing rights for Earth 2160, the sequel in the critically-acclaimed top-selling EARTH series of real-time strategy titles by developer Reality Pump Studios;

•	Midway announced today that it has signed an exclusive worldwide, multi-year agreement with TNA Entertainment to publish videogames based on the Total Nonstop Action Wrestling™ sports entertainment property;
•	In August, Midway acquired development studio Ratbag Holdings Pty Ltd., based in Adelaide, Australia, now called Midway Studios – Australia; and
•	In early October, Midway acquired The Pitbull Syndicate Limited, a development studio based in Newcastle, UK, that will focus on development of games with core driving mechanics. The studio has been renamed Midway Studios – Newcastle.
David F. Zucker, president and chief executive officer, commented, “During the third quarter, we further strengthened our product development and financial resources, expanded our presence and upcoming offerings in the PC sector and extended our track record of releasing high-quality, critically-acclaimed titles backed by innovative targeted marketing. We believe the recently completed publishing and product development acquisitions highlight our focus on content quality and growing our product portfolio.”
OUTLOOK
For the quarter ending December 31, 2005, the Company expects net revenue of approximately $65 million, with a net loss of approximately $20 million. For the fourth quarter, Midway has already released L.A. RUSH for PlayStation 2 and Xbox, Blitz: The League for PlayStation 2 and Xbox, Midway Arcade Treasures 3 for GameCube, and Ed, Edd n Eddy: The Mis-Edventures for PlayStation 2, Xbox, GameCube, and GameBoy Advance. During the remainder of the quarter, the Company also expects to release Gauntlet: Seven Sorrows for PlayStation 2 and Xbox in North America, Earth 2160 for PC, Midway Arcade Treasures: Deluxe Edition for PC, and its first PlayStation Portable (PSP) title Midway Arcade Treasures: Extended Play. Midway now expects to release Mortal Kombat: Deception Unchained for the PSP during the first quarter of 2006 and Gauntlet: Seven Sorrows in Europe during the first quarter of 2006.
For the year ending December 31, 2005, Midway has revised its revenue expectations in part due to re-scheduling the release of certain products into 2006 from the fourth quarter of 2005, as well as lower-than-expected retailer reorders for several recently released titles, including The Suffering: Ties That Bind and L.A. RUSH. As such, for the year ending December 31, 2005, the Company now expects net revenues of approximately $145 million, compared with the Company’s previous estimate of $200 million. Additionally, the Company now expects a net loss of approximately $95 million, an increase from the Company’s prior expectation of a net loss of approximately $60 million.
Mr. Zucker commented, “While we are disappointed with sales of some of our products this year, we continue to be excited about the progress we are making on, and the prospects for, our 2006 and 2007 products. We expect to further expand our product portfolio by leveraging established franchises, creating new owned properties, and building new relationships with licensors such as

Warner Brothers and TNA. We intend to focus on building a business that can thrive during the console transition and provide a foundation for success early in the next cycle.”
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:45 p.m. EST today, Monday, November 7, 2005. The conference call number is (212) 676-5241; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until November 9 at 6:45 p.m. EST, by dialing (800) 633-8284 or (402) 977-9140 (international callers). The access code for the replay is 21265873. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
– tables follow –

Midway Games Inc., 11/7/05	page 4
MIDWAY GAMES INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues	$29,527	$16,951	$80,268	$84,368

Cost of sales:
Product costs and distribution	11,470	9,268	30,440	35,838
Royalties and product development	20,469	7,098	45,164	26,718

Total cost of sales	31,939	16,366	75,604	62,556

Gross profit	(2,412)	585	4,664	21,812

Research and development expense	8,756	6,071	28,166	19,658
Selling and marketing expense	12,538	6,321	35,597	28,017
Administrative expense	4,475	2,142	13,124	10,876

Operating loss	(28,181)	(13,949)	(72,223)	(36,739)
Interest income	436	407	1,554	762
Interest expense	(595)	(338)	(1,319)	(910)
Other income and (expense), net	(292)	299	(1,731)	297

Loss before income taxes	(28,632)	(13,581)	(73,719)	(36,590)
Provision for income taxes	297	329	953	985

Net loss	(28,929)	(13,910)	(74,672)	(37,575)
Preferred stock dividends:
Distributed	151	441	277	1,820
Imputed	3	1,771	6	2,914

Loss applicable to common stock	$(29,083)	$(16,122)	$(74,955)	$(42,309)

Basic and diluted loss per share of common stock	$(0.33)	$(0.20)	$(0.87)	$(0.62)

Average number of shares outstanding	87,068	81,276	86,221	68,142

– balance sheet follows –

Midway Games Inc., 11/7/05	page 5
MIDWAY GAMES INC.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,208	$118,313
Receivables, net	26,426	15,724
Inventories	7,283	6,893
Capitalized product development costs	38,695	27,850
Prepaid expenses and other current assets	11,693	6,570

Total current assets	189,305	175,350
Capitalized product development costs	2,841	809
Property and equipment, net	19,134	15,470
Goodwill	44,311	39,533
Other assets	12,333	11,155

Total assets	$267,924	$242,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,780	$6,673
Accrued compensation and related benefits	2,261	5,183
Accrued royalties	5,431	3,493
Accrued selling and marketing	3,818	3,525
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	12,652	11,249

Total current liabilities	45,275	33,456

Convertible senior notes	75,000	0
Long-term debt	7,778	10,278
Deferred income taxes	7,777	6,773
Other noncurrent liabilities	623	340

Redeemable convertible preferred stock, Series D, redeemable at $300 and $4,460, respectively	300	4,453

Stockholders’ equity:
Common stock	903	879
Additional paid-in capital	409,596	392,177
Accumulated deficit	(265,284)	(190,612)
Accumulated translation adjustment	(729)	(1,420)
Deferred compensation	(3,643)	(4,379)
Treasury stock	(9,672)	(9,628)

Total stockholders’ equity	131,171	187,017

Total liabilities and stockholders’ equity	$267,924	$242,317

– supplemental data follow –

Midway Games Inc., 11/7/05	page 6
MIDWAY GAMES INC.

Net Revenue by Platform

(in thousands)

	Three Months
	Ended September 30,
	2005		2004
Sony PlayStation 2	$17,271	58.5%	$12,086	71.3%
Microsoft Xbox	10,982	37.2%	2,841	16.8%
Nintendo Gamecube	216	0.7%	843	5.0%
Nintendo Game Boy Advance	137	0.5%	8	0.0%
Personal Computer	109	0.4%	0	0.0%
Royalties	663	2.2%	1,100	6.5%
Other	149	0.5%	73	0.4%

Total	$29,527	100.0%	$16,951	100.0%

	Nine Months
	Ended September 30,
	2005		2004
Sony PlayStation 2	$37,463	46.7%	$51,717	61.3%
Microsoft Xbox	31,723	39.5%	26,223	31.1%
Nintendo Gamecube	3,033	3.8%	2,622	3.1%
Nintendo Game Boy Advance	608	0.8%	228	0.3%
Personal Computer	2,262	2.8%	0	0.0%
Royalties	4,193	5.2%	3,166	3.8%
Other	986	1.2%	412	0.4%

Total	$80,268	100.0%	$84,368	100.0%

MIDWAY GAMES INC.

Net Revenue by Geography

(in thousands)

	Three Months
	Ended September 30,
	2005		2004
North America	$24,507	83.0%	$10,896	64.3%
International	5,020	17.0%	6,055	35.7%

Total	$29,527	100.0%	$16,951	100.0%

	Nine Months
	Ended September 30,
	2005		2004
North America	$60,028	74.8%	$69,377	82.2%
International	20,240	25.2%	14,991	17.8%

Total	$80,268	100.0%	$84,368	100.0%

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